Exhibit 99.1

NEWS RELEASE

For Immediate Release

CalAmp Appoints FedEx Ground CEO Henry J. Maier to its Board of Directors

Bringing over 40 years of transportation industry experience, Maier will provide strategic input to guide the telematics pioneer’s continued expansion in the logistics market

IRVINE, Calif. — April 7, 2021 — CalAmp (Nasdaq: CAMP), a global technology solutions pioneer transforming the mobile connected economy, announced today that Henry J. Maier, president and CEO of FedEx Ground, will be appointed to its Board of Directors effective June 1, 2021.

Since 2013, Maier has been responsible for the strategic direction and performance of FedEx Ground, a $22.7 billion subsidiary of FedEx Corp. He also currently serves on the Strategic Management Committee of FedEx Corp., which sets the strategic direction for the FedEx enterprise. Notably, Maier has over 40 years of experience in the transportation industry. This includes more than 30 years with FedEx Corp., where he has held various senior executive roles in logistics, sales, marketing and communications. Maier will be retiring from FedEx Corp. on July 31, 2021.

“I am excited for the opportunity to contribute to CalAmp’s expansion in the transportation and logistics market. I have seen firsthand how its industry-leading SaaS solutions bring intelligence to the edge to help make critical decisions when and where they need to happen,” said Maier. “As more companies look to streamline their transportation operations, improve overall safety and drive further efficiencies, CalAmp is well-positioned to meet the growing demand for telematics solutions that address these operational challenges in the immediate and long-term future.”

“The transportation and logistics market represents a tremendous opportunity for CalAmp. I am extraordinarily pleased to be adding a new board member with Henry’s experience and pedigree and believe that it is a huge win for CalAmp shareholders,” said Jeff Gardner, president and CEO of CalAmp.

“Together with CalAmp, Henry has a shared passion for leveraging telematics technologies to enhance fleet safety and performance. I am looking forward to his input on the Board as we oversee and execute new strategies for CalAmp’s continued growth,” added Amal Johnson, chair of the CalAmp Board of Directors.

Maier also serves on the Board of Directors of transportation holding company Kansas City Southern and e-commerce parts company CarParts.com.

About CalAmp

CalAmp (Nasdaq: CAMP) is a global technology solutions pioneer transforming the mobile connected economy. We help reinvent business and improve lives around the globe with technology solutions that streamline complex mobile IoT deployments and bring intelligence to the edge. Our software and subscription-based services, scalable cloud platform and intelligent devices collect and assess business-critical data from mobile assets and their contents. We call this The New How, facilitating efficient decision making, optimizing mobile asset utilization and improving road safety. Headquartered in Irvine, California, CalAmp has been publicly traded since 1983 and has 20 million products installed and over 1.3 million software and services subscribers worldwide. LoJack®, Tracker™ and Here Comes The Bus® are CalAmp brands. For more information, visit calamp.com, or LinkedIn, Facebook, Twitter, YouTube or CalAmp Blog.

CalAmp, LoJack, TRACKER, Here Comes The Bus, Bus Guardian, iOn Vision and associated logos are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries and/or the EU. Spireon acquired the LoJack® U.S. Stolen Vehicle Recovery (SVR) business from CalAmp and holds an exclusive license to the LoJack mark in the United States and Canada. Any other trademarks or trade names mentioned are the property of their respective owners.

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Media Inquiries	Investor Inquiries
Edward Lin	Leanne K. Sievers
Merritt Group for CalAmp	Shelton Group
240.994.3027	949.224.3874
lin@merrittgrp.com	sheltonir@sheltongroup.com